Exhibit 2.2

MERGER AGREEMENT

         This Merger Agreement is made and entered into as of this 10th day of October, 2002 by and among EVEolution Ventures (USA), Inc., an Arizona corporation (the “Acquiring Corporation” or “EVE USA”) and Bear Creek Mining Company, an Arizona corporation (the “Acquired Corporation” or “BCMC”). The Acquiring Corporation and the Acquired Corporation will sometimes be referred to as the “Constituent Corporations”.

RECITALS:

A.     The authorized capital stock of the Acquired Corporation will on the Closing Date (as hereinafter defined) consist of 10,000,000 shares of common stock, without par value (the “Acquired Corporation Common Stock”), of which 8,600,000 shares will on the Closing Date be (as provided under Recital C) issued and outstanding and held by shareholders of record (“Shareholders”) on the Closing Date as set out in Schedule “A” attached and forming part of this Agreement, under the column headed “Shares”.

B.     The Acquired Corporation is the sole general partner of Peru Exploration Venture LLLP (“PeruEx”), an Arizona State Limited Liability Limited Partnership with mining exploration assets located primarily in Peru, which are owned and managed by the Acquired Corporation’s Peruvian branch, Bear Creek Mining Company Sucursal del Peru (“BCSP”).

C.     Immediately prior to the completion of the Merger (as hereinafter defined), the Acquired Corporation intends to complete an exchange of securities with all of the limited partners of PeruEx whereby the Acquired Corporation will acquire all of the limited partnership interests in PeruEx in exchange for shares in the common stock of the Acquired Corporation, such that each of the Shareholders will hold the number of shares of the Acquired Corporation as set out in Schedule “A” attached and forming part of this Agreement, under the column headed “Shares” for a total of 8,600,000.

D.     The authorized capital stock of the Acquiring Corporation consists of 10,000,000 shares of common stock, without par value (the “Acquiring Corporation Common Stock”), of which 8,600,000 shares will on the Closing Date be issued and outstanding and held by EVEolution Ventures Inc., a British Columbia company (“EVE”). On the Closing Date, 8,600,000 common shares without par value in the capital of EVE (the “Transaction Shares”), will be held by the Acquiring Corporation which are to be transferred to the Shareholders in exchange for their shares in the Acquired Corporation, on a one for one basis, and as provided herein.

E.     Immediately following the completion of the Merger, EVE will, among other things, complete a prospectus financing (“Financing”) consisting of the issuance of 11,000,000 units of EVE at a price of $0.50 per unit for gross proceeds of $5,500,000 and repay outstanding loans (the “BCMC Loan”) in the aggregate amount of US$500,000 through the issuance of 1,000,000 Loan Units.

F.     The respective boards of directors of the Constituent Corporations deem it advisable and generally in the best interests and to the advantage of each corporation, and of the shareholders of each, that the Acquired Corporation be merged into the Acquiring Corporation in accordance with this Agreement and the laws of the State of Arizona on terms whereby the Shareholders of the Acquired Corporation’s Common Stock outstanding immediately prior to such Merger will receive therefore the number of Transaction Shares as set out beside the Shareholders name in Schedule “A” under the column headed “Number of Transaction Shares”, and that the Acquiring Corporation will be the surviving corporation.

G.     The parties hereto desire to enter into this Agreement to provide for the Merger and to have it submitted to the shareholders of the Constituent Corporations for their consideration, approval and adoption.

         NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants herein contained, the parties hereby agree as follows:

1.     Terms and Effect of Merger

1.1.     Merger — Upon the Effective Date (as defined in Section 2.2), the Acquired Corporation will be merged into the Acquiring Corporation, all shares of the Acquired Corporation Common Stock shall be exchanged for shares of EVE and cancelled as provided in Section 1.2 and the Acquiring Corporation will be the surviving corporation on the terms and conditions of this Agreement and in accordance with Section 10-1103 of the Arizona Corporation Act (the “Merger”). The Acquiring Corporation shall continue to exist under and be governed by the Arizona Corporation Act. The Acquiring Corporation shall possess all the assets, rights, privileges, powers and franchises and shall be subject to all the restrictions, obligations, liabilities, disabilities and duties of the Acquired Corporation. Any claim existing or action or proceeding pending by or against the Acquired Corporation may be prosecuted by or against the Acquiring Corporation. Neither the rights of creditors of the Acquired Corporation nor any liens upon the property of the Acquired Corporation shall be impaired by the Merger.

1.2.     Terms of Merger — Conversion of the Acquired Corporation Common Stock - The manner and basis of converting or exchanging the issued stock of each of the Constituent Corporations into different stock or other consideration, and the manner of dealing with any issued stock of the Constituent Corporations not to be so converted or exchanged on the Effective Date, shall be as follows:

(a)	The holder of each share of the Acquired Corporation Common Stock shall receive in exchange for each share of the Acquired Corporation Common Stock one Transaction Share.

(b)	Each share of the Acquired Corporation Common Stock which is issued and outstanding on the Effective Date and exchanged for each Transaction Share as set forth in Section 2.1(a) shall immediately thereafter be cancelled.

(c)	On the Effective Date of the Merger, except as otherwise provided by the Arizona Corporation Act with respect to dissenting stockholders, each outstanding certificate or certificates representing the Acquired Corporation Common Stock shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically cancelled.

1.3.     Escrow and Pooling of Transaction Shares — All of the Transaction Shares will be subject to escrow or pooling restrictions on their transfer and it is a condition of this Agreement that the Shareholders agree to enter into an escrow agreement (the “Principal Escrow Agreement”) or a pooling agreement (the “Pooling Agreement”), as part of their approval to this Agreement, which will incorporate the following release schedule for those Shareholders that will be “principals” (as defined in the policies of the TSX Venture Exchange) of EVE on the completion of the Merger:

Date	Percentage of Shares Eligible for Release

Closing Date + 6 months	25%

Closing Date + 12 months	15%

Closing Date + 18 months	15%

Closing Date + 24 months	15%

Closing Date + 30 months	15%

Closing Date + 36 months	15%

Total	100%

and the following release schedule for the those Shareholders that will not be “principals” of EVE (other than MK Gold Company) on the completion of the Merger:

Date	Percentage of Shares Eligible for Release

Closing Date + 6 months	20%

Closing Date + 9 months	20%

Closing Date + 12 months	60%

Total	100%

and the following release schedule for MK Gold Company:

Date	Percentage of Shares Eligible for Release

Closing Date + 6 months	15%

Closing Date + 9 months	15%

Closing Date + 12 months	15%

Closing Date + 15 months	15%

Closing Date + 18 months	40%

Total	100%

The Acquiring Corporation shall use commercially reasonable efforts to apply for a Tier 1 classification on the TSX Venture Exchange as soon as practicable.

1.4.     Continuation of Obligations — The Acquiring Corporation shall, for one year after the Effective Date, continue, undiminished, any and all policies of insurance in effect prior to the Effective Date indemnifying and holding harmless the Acquired Corporation’s officers, directors, employees and agents for their actions prior to the Effective Date in such capacities or in any manner arising by reason of their having so served. The provisions of this paragraph shall survive the Effective Date and shall inure to the benefit of such officers, directors, employees and agents as third party beneficiaries hereof and shall be binding after the Effective Date upon and enforceable against the Acquiring Corporation and any entity into which it may be merged or to which all or substantially all of its assets may hereafter be transferred.

1.5.     Management of the Acquired Corporation — From and after the Effective Date, the persons who shall serve as directors of the Acquiring Corporation until their respective successors are elected and qualified or until their death, resignation, retirement or removal from office shall be as follows:

J. David Lowell Andrew T. Swarthout Gerald Van Voorhis Kevin R. Morano Catherine McLeod-Seltzer David De Witt

From and after the Effective Date, the persons who shall serve as officers of the Acquiring Corporation until their respective successors are elected or appointed or until their death, resignation, retirement or removal from office shall be as follows:

Andrew T. Swarthout Gerald Van Voorhis David Volkert David De Witt	President & Chief Executive Officer Vice-President Vice President Exploration Corporate Secretary

1.6.     Data — All books and records of the Acquired Corporation which pertain to its businesses, including without limitation all financial records, lease records, title data and operating data, shall be assembled and delivered on the Closing Date (as defined in Section 2.1) to the Acquiring Corporation.

1.7.     Representation Agreement — The parties agree to enter with EVE into an agreement (the “Representation Agreement”) dated the date hereof contemporaneously herewith providing for representations, warranties, conditions precedent, covenants and ancillary matters in relation to the Merger including, without limitation, such representations, warranties, conditions precedent, covenants and ancillary matters customary for transactions of this nature and covenants that the parties have otherwise agreed to. Unless otherwise defined herein or the context otherwise requires, the terms with initial capital letters herein shall have the meanings given to them in the Representation Agreement.

2.     Effective Date and Closing Date

2.1     The parties shall complete (the “Closing”) the Merger at 3.00 pm (Vancouver Time) (the “Time of Closing”) on the date (the “Closing Date”) that is five business days after all of the conditions precedent to the Closing as set out in the Representation Agreement are satisfied or waived by the appropriate party or parties, or such other date that the parties hereto mutually agree upon.

2.2     The Merger shall become effective on the date that the Articles of Merger, duly advised, approved, signed, acknowledged and verified by Acquired Corporation and the Acquiring Corporation as required by the laws of the State of Arizona, are filed for record with the Arizona Corporation Commission, as required by the laws of Arizona. The time and date as of which the Merger becomes effective are herein referred to as (the “Effective Date”).

3.     Closing

3.1     Closing Date — The Closing shall take place at the Time of Closing on the Closing Date, or such other time, date or place as the parties may mutually agree upon.

3.2     Closing Deliveries — At the Closing, the parties shall exchange share certificates of the Acquired Corporation and EVE as contemplated hereby and the other deliveries as set out in the Representation Agreement

4.     Articles of Incorporation

The Articles of Incorporation of the Acquiring Corporation shall continue to be the Articles of Incorporation of the Acquiring Corporation from and after the Effective Date, subject to the right of the Acquiring Corporation to amend its Articles of Incorporation in accordance with the Arizona Corporation Act.

5.     Bylaws

The Bylaws of the Acquiring Corporation shall continue to be the Bylaws of the Acquiring Corporation as in effect on the date of this Agreement.

6.     Adoption of Name

The corporate name of the Acquired Corporation being “Bear Creek Mining Company” shall become the adopted name of the Acquiring Corporation, subject to the requirements and in accordance with the Arizona Corporation Act.

7.     Miscellaneous Provisions

7.1     Notices — Any notice or demand required or permitted to be given hereunder shall be in writing and shall be deemed effective 48 hours after having been deposited in the United States mail, postage prepaid, registered or certified, return receipt requested and addressed as to each party in the following manner:

To the Acquiring Corporation & EVE:	Attn: Catherine McLeod-Seltzer Suite 2393, 595 Burrard Street Vancouver, BC V7X 1K8

and after November 20, 2002: Attn: Catherine McLeod-Seltzer Suite 410-625 Howe Street Vancouver, BC V6C 2T6

With a copy to:	Attn: Paul Visosky NEXUS Venture Capital Lawyers 3400 – 666 Burrard Street Vancouver, BC V6C 2X8

To the Acquired Corporation:	Attn: Andrew T. Swarthout 8340 N. Thornydale Rd. #110 PMB 262 Tucson, Arizona, 85741

With a copy to:	Attn: Corey Dean DuMoulin Black 10th floor, 595 Howe Street Vancouver, BC V6C 2T5

- and -

Leo Smith 6985 North Oracle Road Tuscon, Arizona 85704

Any party may change the address to which such notices are to be addressed by giving the other party notice in the manner set forth herein.

7.2     Entire Agreement — This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties, and there are no warranties, representations or other agreements among the parties in connection with the subject matter hereof except as specifically set forth herein save and except for section 5 of the Letter Agreement and the Representation Agreement. No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the party against whom it is asserted and delivered by that party to each of the other parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

7.3     Captions — The title or headings of the various sections, articles and paragraphs hereof are intended solely for convenience of reference and are not intended and shall not be deemed for any purpose whatever to modify or explain or place any construction upon any of the provisions of this Agreement.

7.4     Number — Throughout this Agreement, wherever the context so requires, the singular shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa.

7.5     Severability — If any provision in this Agreement or in any other agreement or covenant delivered at or prior to the Closing pursuant to the terms of this Agreement shall be held invalid or unenforceable prior to the Closing, such provision shall be ineffective to the extent of such invalidity or unenforceability, but shall not invalidate or affect the validity or enforceability of the remaining provisions of this Agreement.

7.6     Counterparts — This Agreement is being executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

7.7     Successors and Assigns — All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, executors, transferees, successors and assigns.

7.8     Governing Law — The parties hereby agree that this Agreement shall be construed, enforced and governed by the laws of the State of Arizona.

7.9     Attorneys’ Fees — In the event any party hereto shall institute an action to enforce any rights or collect any damages hereunder, the prevailing party in such action shall be entitled, in addition to any other relief awarded by the court, to such reasonable attorneys’ fees as the court may award.

7.10     Survival — The covenants and agreements made herein shall survive the Effective Date.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the day and year first above written.

EVEOLUTION VENTURES (USA), INC.		BEAR CREEK MINING COMPANY

By	“Catherine McLeod-Seltzer”	By	“Gerald Van Voorhis”

	Catherine McLeod-Seltzer, President		Gerald Van Voorhis, Vice President

SCHEDULE “A”

TO THE MERGER AGREEMENT
DATED FOR REFERENCE OCTOBER 10, 2002
List of Shareholders and Residence and Securities Holdings

Vendors and Residence	Shares	Transaction Shares	Transfer Shares	Total EVE Shares

Andrew T. Swarthout & Karen Swarthout Tucson, AZ	321,976	321,976	156,000	477,976

Gerald D. Van Voorhis & Mary Lou Van Voorhis Park City, UT	321,979	321,979	156,000	477,979

Kevin P. Morano Pennington, NJ	247,676	247,676	120,000	367,676

Lowell Family Trust Rio Rico, AZ	173,373	173,373	84,000	257,373

David F. Volkert & Cynthia A. Beardsley Lima, Peru	173,373	173,373	84,000	257,373

William Dowd Westfield, NJ	193,727	193,727	47,368	241,095

William L. Edwards Palo Alto, CA	387,454	387,454	94,737	482,191

R.G. Fanelli Madison, CT	193,727	193,727	47,368	241,095

Richard Jay Kogan Short Hills, NJ	193,727	193,727	47,368	241,095

Lowell Family Limited Partnership Rio Rico, AZ	387,454	387,454	94,737	482,191

Francis R. McAllister Mesquite, NV	387,454	387,454	94,737	482,191

Kevin Morano Pennington, NJ	387,454	387,454	94,737	482,191

MK Gold Company Salt Lake City, UT	3,874,537	3,874,537	947,368	4,821,905

Keith & Marjorie Lloyd St. Peter Port, Guernsey	193,727	193,727	47,368	241,095

Richard deJ. Osborne New York, NY	193,727	193,727	47,368	241,095

William L. Paul III Akoharetta, GA	193,727	193,727	47,368	241,095

Christopher F. Schultz Brooklyn, NY	193,727	193,727	47,368	241,095

Charles B. Smith Mesa, AZ	387,454	387,454	94,737	482,191

James Wood Saddle River, NJ	193,727	193,727	47,368	241,095

TOTAL	8,600,000	8,600,000	2,400,000	11,000,000